Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

Tevogen Bio Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Other	8,899,568	(2)	$0.9674	(1)	$8,608,997.10	0.00015310	$1,319
Total Offering Amounts							$8,608,997.10		$1,319
Total Fee Offsets									$—
Net Fee Due									$1,319

(1) Estimated pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purposes of calculating the amount of the registration fee, based on the average of the high and low sales prices of the common stock, par value $0.0001 per share (the “Common Stock”), of Tevogen Bio Holdings Inc. reported on the Nasdaq Stock Market on April 28, 2025.

(2) Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers any additional shares of Common Stock that may become issuable in respect of the securities identified in the table above by reason of any stock dividend, stock split, recapitalization, merger, consolidation, reorganization, or other similar transaction that results in an increase in the number of outstanding shares of Common Stock.